Exhibit (c) (2)
Confidential Presentation Materials For: Project Ether December 10, 2010 These materials are strictly confidential and intended solely for the use of the addressees named in the e-mail to which these materials were attached. These materials may not be forwarded, shared, or distributed without the prior written consent of Stifel, Nicolaus & Company, Incorporated.

Table of Contents of Contents I. Overview of Assignment II. Executive Summary Addenda A. Historical and Projected Financial Statements B. StreetLinks Valuation Data C. Historical Analysis of Trading Volume C O N F I D E N T I A L

C O N F I D E N T I A L I. Overview of Assignment 3

Overview of the Assignment Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus Weisel” or “we”) has been advised that NovaStar Financial, Inc. (“NovaStar” or the “Company”) is considering offering (the “Series C Offer”) to exchange each share of the 8.90% Series C Cumulative Redeemable Preferred Stock of the Company, par value $0.01 per share (the “Series C Preferred Stock”), at the election of each holder of the Series C Preferred Stock (the “Series C Holders”), for either: three shares of newly-issued common stock of the Company, par value $0.01 (the “Common Stock”), and $2.00 in cash, subject to adjustment (the “Cash-and-Stock Option”); or 19 shares of newly issued Common Stock, subject to adjustment (the “Stock-Only Option”). The Series C Holders’ elections will be subject to allocation and proration procedures intended to ensure that, in the aggregate, 43,823,600 newly-issued shares of Common Stock and $1,623,000 in cash (plus such other cash that is needed to cash out fractional shares) will be issued to Series C Holders. Additionally, holders of the Company’s 9.00% Series D1 Mandatory Convertible Preferred Stock, par value $0.01 (the “Series D Preferred Stock”), are contemplating entering into an Exchange Agreement by and among Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC, JCP Partners IV LLC, Massachusetts Mutual Life Insurance Company and NovaStar (the “Exchange Agreement”) pursuant to which such holders would exchange their Series D Preferred Stock for an aggregate of 37,161,600 newly-issued shares of Common Stock and $1,377,000 in cash (the “Series D Exchange” and, together with the “Series C Offer,” the “Recapitalization”). The Company’s Board of Directors (the “Board”) has requested Stifel Nicolaus Weisel’s opinion, as investment bankers, as to the fairness to the Company’s common shareholders, from a financial point of view, of the financial terms of the Recapitalization pursuant to the Proxy Statement/Consent Prospectus/Prospectus and the Exchange Agreement (the “Opinion”). These materials are being presented to the Board in support of our written Opinion. These materials do not, however, constitute our Opinion and are provided for informational purposes only. Our Opinion is limited to the terms of our opinion letter. The following presentation summarizes the financial analyses we employed in reaching our Opinion and is qualified in its entirety by reference to the full text of the Opinion. In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus Weisel by or on behalf of the Company, or that was otherwise reviewed by Stifel Nicolaus Weisel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the Company’s management as to the future operating and financial performance of the Company or its subsidiary StreetLinks National Appraisal Services LLC (“StreetLinks”), as appropriate, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus Weisel has relied on this projected information without independent verification or analyses and does not in any respect assume a ny responsibility for the accuracy or completeness thereof. In our analysis we considered the possibility of amending the terms of the trust preferred securities, however our Opinion has considered that there is not assurance that such amendment is completed. In arriving at the conclusion of our Opinion, we have not been requested to make, nor have we made, an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or StreetLinks. We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking 4

Overview of the Assignment agencies, the Securities and Exchange Commission (the “SEC”) or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and neither our Opinion nor these materials in any way address the solvency or financial condition of the Company. Please refer to the Opinion for a summary of the materials reviewed and other due diligence performed by Stifel Nicolaus Weisel in connection with this engagement. We believe that our analysis should be considered as a whole, and that selecting portions of our analysis and the factors we considered, without considering all analyses and factors, could be misleading. The preparation of a fairness opinion is a complex process and, as a result, fairness opinions are not necessarily susceptible to partial analysis or summary description. In our analysis we made numerous assumptions where necessary with respect to industry performance and general business or economic conditions, many of which are beyond the control of the Company. Our Opinion is necessarily based upon economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of the Opinion. In particular, we did not perform or rely upon certain analyses that we would customarily prepare for the Company in connection with a fairness opinion because such analyses were deemed not to be meaningful for various reasons. It should be understood that, although subsequent developments may affect the Opinion or the analyses or information set forth in these materials, we do not have any obligation to update, revise or reaffirm our Opinion or these materials, except as set forth in our engagement letter agreement with the Company dated September 8, 2010. We have assumed that the Proxy Statement/Consent Solicitations/Prospectus and the Exchange Agreement will not differ materially from the Proxy Statement/Consent Solicitations/Prospectus and the Exchange Agreement that we reviewed, and all descriptions in these materials to the terms of the Recapitalization are qualified in their entirety by reference to the draft Proxy Statement/Consent Solicitations/Prospectus and the Exchange Agreement that was made available to us. Our Opinion is limited to whether the financial terms of the Recapitalization are fair to the Company’s common shareholders, from a financial point of view. Neither our Opinion nor these materials considers, includes or addresses: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board, the Special Committee of the Board (the “Special Committee”) or the Company; (ii) the legal, tax or accounting consequences of the Recapitalization (or any aspect thereof) on the Company or its shareholders including, without limitation, whether or not the Recapitalization will trigger an “ownership change” under Section 382 of the Internal Revenue Code or otherwise affect the status of NovaStar’s tax loss carryforwards; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Recapitalization (or any aspect thereof) on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Common Stock, or any class of securities of any other party to any transaction contemplated by the Proxy Statement/Consent Solicitation/Prospectus and the Exchange Agreement; (v) any advice or opinions provided by any other advisor to the Company or any other party to the Recapitalization; (vi) any transaction contemplated by the Proxy Statement/Consent Solicitation/Prospectus and Ex change Agreement other than the Recapitalization; (vii) any potential transaction by any party to the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement which is not contemplated by the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement; (viii) the effect of any pending or threatened litigation involving any party to the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement on the Recapitalization (or any aspect thereof) or any other transaction contemplated by the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement on the Recapitalization; or (ix) the fairness of the Series C Offer, the Series D Exchange or any other individual aspect of the Recapitalization without taking into account the other 5 PRIVATE AND CONFIDENTIAL

Overview of the Assignment aspects of the Recapitalization. Furthermore, neither our Opinion nor these materials expresses any opinion as to the prices, trading range or volume at which the securities of the Company will trade following public announcement or consummation of the Recapitalization or any aspect thereof. Our Opinion and these materials are for the information of, and directed to, the Board for their information and assistance in connection with the consideration of the financial terms of the Recapitalization. Neither our Opinion nor these materials constitutes a recommendation to the Board or any shareholder of any class of equity securities of the Company as to how the Board or such shareholder should vote on the Recapitalization or any aspect thereof, whether or not any NovaStar shareholder should elect the Cash-and-Stock Option or the Stock-Only Option in connection with the Series C Offer, or whether or not any shareholder of the Company should enter into the Exchange Agreement or any voting, shareholders’ or other agreement with respect to the Recapitalization, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, neither the Opinion nor these materials compares the relative merits of the Recapitalization or any aspect thereof with any other alternative transaction or business strategy which may have been available to the Board or the Company or addresses the underlying business decision of the Board or the Company to proceed with or effect the Recapitalization or any aspect thereof. We were not requested to, and we did not, explore alternatives to the Recapitalization or solicit the interest of any other parties in pursuing transactions with the Company. We have acted as financial advisor to the Board in connection with the Recapitalization and related matters, and we have received monthly retainer fees pursuant our engagement letter with the Board of Directors and NovaStar dated September 8, 2010. We will not receive any other significant payment or compensation contingent upon successful consummation of the Recapitalization or any aspect thereof. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Stifel Nicolaus Weisel has performed investment banking services for the Company from time to time for which Stifel Nicolaus Weisel received customary compensation. Stifel Nicolaus Weisel may seek to provide investment banking services to the Company or affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus Weisel and its clients trade in the securities of the Company and, accordingly, may at any time hold a long or short position in such securities. Our Opinion and these materials were approved by Stifel Nicolaus Weisel’s Fairness Opinion Committee. Neither our Opinion nor these materials are to be quoted or referred to, in whole or in part, in any registration statement, consent solicitation, prospectus or proxy statement, nor shall our Opinion or this presentation be used for any other purposes, without the prior written consent of Stifel Nicolaus Weisel. 6 PRIVATE AND CONFIDENTIAL

C O N F I D E N T I A L II. Executive Summary 7

Executive Summary Overview and Objective Stifel Nicolaus Weisel has been advised that Ether is considering offering to exchange its Series C Preferred Stock and Series D Preferred Stock for newly-issued Common Stock of the Company (the “Reorganization”) and cash The purpose of this presentation is to provide the Board of Ether with a summary of our analysis underlying our Opinion as to the fairness, from a financial point of view, to the holders of shares of Ether’s Common Stock prior to the Reorganization, of the financial terms of the Reorganization SCOPE OF ANALYSIS Our analysis includes, among other things, an examination of: z The financial terms of the Series C Preferred Stock and the Series D Preferred Stock z The financial terms of the Reorganization pursuant to the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement z The potential impact of the Reorganization on Ether’s earnings per share, book value per share and capital structure z Certain situational factors influencing the Special Committee, and Board and Management’s decision to pursue the Reorganization z Ether’s history and current situation z Ether’s capital structure z The estimated range of value current common shareholders could receive in a liquidation of Ether 8

STIFEL NICOLAUS WEISEL

Executive Summary

Ether's Outstanding Preferred Stock

- **The following table summarizes the securities being exchanged pursuant to the Recapitalization:**

	Security	
	Series C Cumulative Preferred Stock	Series D Cumulative Preferred Stock
Original Date of Issue	1/22/04	7/16/07
Holders	Publicly held	50% Jefferies/50% MassMutual
Preferred Shares Outstanding (000s)	2,990	2,100
Current Rate	8.90%	13.00%[(1)]
Dividends Compound?	No	Yes - Quarterly
In Deferral Since	9/2007	7/2007
Convertible?	No	Yes - strike price of $28.00
Mandatory Conversion?[(2)]	No - Perpetual	Yes - in July 2016
Current Price Per Share[(3)]	$1.79	Not traded
Liquidation Preference ($000s)	$74,750	$52,500
9/30/10 Accrued Dividends ($000s)	$19,958	$26,678
9/30/10 Liquidation Preference + Accrued Dividends ($000s)	$94,708	$79,178
Liquidation Preference Per Share	$25.00	$25.00
9/30/10 Accrued Dividends Per Share	$6.67	$12.70
9/30/10 Liquidation Preference + Accrued Dividends Per Share	$31.67	$37.70

(1) Penalty rate is 13%. Otherwise the rate is 9%.
(2) Upon a mandatory conversion of the Series D Preferred Stock in July 2016, the Company will be obligated to pay the Series D Holders an amount of cash equal to accrued and unpaid dividends as of the date of conversion, and the $52.5 million liquidation of Series D will be exchanged for 1.875 million shares. Accrued dividends at that time will be $113.9 million. The Series C preferred shares are pari passu with the Series D, and therefore the payment of Series D accumulated dividends would also require the payment of accumulated Series C dividends of $61.5 million.
(3) Source: Bloomberg as of 12/03/10.

9

PRIVATE AND CONFIDENTIAL

Executive Summary Principal Terms of the Recapitalization Term Description Series C Offer: Each share of the Series C Preferred Stock will be offered the right to receive: z Cash of $2.00 and 3 shares of the Company’s Common Stock; or z 19 shares of the Company’s Common Stock. Allocation adjustments will be made based on overall class election to ensure that, in the aggregate, 43,823,600 shares of newly issued Common Stock and $1,623,000 in cash (plus such other cash that is needed to cash out fractional shares) (the “Consideration”) will be issued to the Series C Holders (i.e., no more than 811,500 or 27.14% of the Series C shares shall receive the cash and stock consideration option and no more than 2,178,500 or 72.86% of the Series C shares shall receive the all stock consideration option). As part of the Series C Offer the Company is soliciting the consent of Series C Holders to the Series C Offer and the Series D Exchange. Series C Holders participating in the Series C Offer will be deemed to have consented to the Series C Offer and the Series D Exchange. All shares of Series C Preferred Stock that are not tendered in the Series C Offer and Consent Solicitation will be automatically converted into the right to receive, on a pro rata basis, the Consideration remaining after the Series C Offer closes. Participating Series C Holders may make only one consideration election for all of their shares, and no partial tenders will be accepted. Series D Exchange: In aggregate, the Series D Holders will be offered the right to receive: z $1,377,000 in cash ($0.656 per preferred share); and z 37,161,600 shares of the Company’s Common Stock (17.696 shares of Common Stock per preferred share). Aggregate Consideration In aggregate, $3,000,000 in cash and 80,985,200 shares of Common Stock will be issued to the Series C Holders and to Preferred Holders: Series D Holders as part of the Series C Offer and Series D Exchange. The consideration received by each series of preferred stock in the aggregate is equal to a pro rata portion of the combined consideration for both series based the projected liquidation preference and accrued but unpaid dividends as of December 31, 2010. After the Recapitalization, the current Series C Holders, Series D Holders, and current common stockholders will own 48.5%, 41.1% and 10.4% of the Company’s Common Stock, respectively. Transferability of Shares issued in the Series C Offer will be fully registered and freely tradable. Common Shares: The Series D Holders shall commit to hold common stock for the lesser of three years, such point that an “Ownership Change” under Section 382 of the I.R.S. tax code occurs, such point at which t he Board takes such action that will result in an Ownership Change, or such point at which the Board reasonably determines that the tax benefits will not be realized. 10 PRIVATE AND CONFIDENTIAL

Executive Summary Principal Terms of the Recapitalization (continued) Term Description Concurrent Transactions The Series C Offer and the Series D Exchange will be completed concurrently. and Trust Preferred In addition to the Series C Offer and Series D Exchange, the Company expects to execute letters of intent with Amendment: representatives for $50 million of the Company’s trust preferred securities to amend the terms of that portion of the Company’s trust preferred securities by: z increasing the principal by 10%; z decreasing the maturity by two years; z reclassifying the securities as Senior; and z reducing the interest rate to 1% for five years. The rate on the Company’s trust preferred securities is currently 1%, and will increase to LIBOR + 3.50% once the Company reaches an EBITDA coverage trigger, expected to be reached in Q1 2011. In addition to certain technical matters in connection with the Series C Offer and Series D Exchange, shareholders will concurrently vote to approve amendments to the Articles of Incorporation to increase the Company’s authorized shares of capital stock from 50,000,000 to 120,000,000 and preserve the Company’s net operating loss carryforwards. Fractional Shares: Each Series C Holder who otherwise would have been entitled to receive a fraction of a share of the Company’s Common Stock will receive an amount in cash equal to the product obtained by multiplying the fractional share interest to which such Series C Holder would otherwise be entitled by the Company’s average closing price over the preceding 10-day period. Regulatory Approval: S.E.C. effectiveness on Form S-4. Shareholder Participation The Transaction requires the following: and Approvals: z 66 2/3% of each of the Series C and Series D holders must consent to the conversion and exchange restrictions and the cash payment to the Series D and Series C class. At the time of the execution, the entire Series D shall provide such consent. The following Shareholder Approvals are required: z 2/3 Majority of all outstanding Common, Series C and Series D holders and 66% of all outstanding Series C voting as a class to eliminate the Series C preferred stock; z Majority of all outstanding Common and Series D holders and 66 2/3 % of all outstanding Series D voting as a class to eliminate the Series C preferred Stock; z 2/3 Majority of all outstanding Common and Series D holders and 66% of all outstanding Series D voting as a class to increase the number of authorized shares of capital stock of the Company; 11 PRIVATE AND CONFIDENTIAL

Executive Summary Principal Terms of the Recapitalization (continued) Term Description Shareholder Participation z Majority of all outstanding Common, Series C and Series D holders and 66 2/3 % of all outstanding Series C and Approvals voting as a class and 66 2/3 % of all outstanding Series D voting as a class to preserve the Company’s net (continued): operating loss carry forwards; and z Majority of all outstanding Common, Series C and Series D holders and 66 2/3 % of all outstanding Series C voting as a class and 66 2/3 % of all outstanding Series D voting as a class with respect to certain technical charter amendments in connection with the other proposals and to remove provisions previously-required by the Company’s former status as a real estate investment trust. Voting Agreement: Howard Amster and Barry Igdaloff, directors of the Company who were elected to serve on the Board by the Series C Holders, will execute a Voting Agreement with the Company pursuant to which the Company will agree to include Messrs. Amster and Igdaloff on the management’s proposed slate of directors presented to Company shareholders at the following Annual Shareholders’ Meeting. Messrs. Amster and Igdaloff have both indicated that they will elect the stock only option in exchange for their Series C Preferred Stock. Mr. Amster owns 172,366 shares of Series C Preferred Stock and is the trustee of two trusts which own 46,400 shares of Series C Preferred Stock, collectively. Mr. Igdaloff owns 207,649 shares of Series C Preferred Stock. Board Representation: The Company’s board of directors shall consist of six directors: Lance Anderson, Howard Amster, Barry Igdaloff, and three of the four remaining directors (Gregory Barmore, Art Burtscher, Edward Mehrer, or Donald Berman). In addition, each of MassMutual and Jefferies (the Series D Holders) shall have Board Observation Rights, and the right to name a seventh director to the Board of Directors for the period of time that each of MassMutual and Jefferies shall commit to hold their Common Stock. Key Considerations: Transaction shall not constitute an “Ownership Change” of the Company under Section 382 of the I.R.S. tax code. 12 PRIVATE AND CONFIDENTIAL

Executive Summary

STIFEL NICOLAUS WEISEL

Summary Impact of Preferred Stock Exchange on Ether's Current Common Shareholders

- Series C will receive, in aggregate:
  - $1.623MM
  - 43.823MM common shares
- Series D will receive, in aggregate:
  - $1.377MM
  - 37.162MM common shares

	Status Quo	Pro Forma
2011 GAAP Earnings Per Common Share - Management's "Middle" Case	($0.94)	$0.12
2012 GAAP Earnings Per Common Share - Management's "Middle" Case	($0.52)	$0.18
2011 GAAP Earnings Per Common Share - Management's "Stressed" Case	($1.66)	$0.04
2012 GAAP Earnings Per Common Share - Management's "Stressed" Case	($1.85)	$0.04
9/30/10 Book Value Per Common Share (1) (2)	($24.54)	($0.66)
9/30/10 Adjusted Book Value Per Common Share(3)	($19.69) to ($6.90)	($0.15) to $1.17
9/30/10 Estimated Liquidation Value Per Common Share	($20.89) to ($10.96)	($0.24) to $0.79
9/30/10 Common Equity ($000s) (2)	($229,895)	($59,384)
9/30/10 Gross Deferred Tax Asset Per Common Share(4)	$11.21	$1.16
9/30/10 Accrued Preferred Dividends ($000s)	$46,636	$0
Annualized Preferred Dividend Service Requirement ($000s)(5)	$17,459	$0
Ownership of Legacy Common Shareholders	100.0%	10.4%

(1) Calculated as total equity after non-controlling interests less the original liquidation preference of preferred stock divided by shares outstanding. See page 18 for further illustration.
(2) GAAP Book Value Per Common Share and Common Equity ascribe no value to the Company's deferred tax asset because the Company holds a full valuation allowance against such assets.
(3) Adjusted book value per share includes an estimate of (a) the present value of the tax savings resulting from the deferred tax asset discounted at a rate of 15% to 25%, and (b) a valuation of $50 to $150 million for 100% of StreetLinks. See addendum B for StreetLinks valuation data.
(4) Assumed to be $105 million based on management's estimate of approximately $300 million of net operating loss carryforwards and a tax rate of 35%.
(5) Represents the aggregate preferred stock dividends that Ether would accrue in twelve months based on the current liquidation preference and accrued dividends. Assumes the penalty rate of 13% for the Series D Preferred Stock.

Note: Assumes successful completion of recapitalization in the terms outlined herein. Figure above is based on current share count of 9.368 million.

13

PRIVATE AND CONFIDENTIAL

Executive Summary Context for the Decision to Pursue an Exchange of the Preferred Stock The following describes several situational factors we considered and that management and the Board considered leading up to their decision to pursue a restructuring of Ether’s preferred stock. None of the foregoing is meant to be, nor should it be construed as, a comparison of the comparative fairness of any other alternative available to Ether In 2007, Ether’s Board suspended the payment of dividends on the Company’s preferred stock. Since then, preferred dividends have accrued and will continue to accrue at a rate of 8.90% per annum (perpetually) for the Series C Preferred Stock and a default rate of 13.00% per annum (compounding quarterly on both liquidating preference and accrued and unpaid dividends) on the Series D Preferred Stock (through its mandatory conversion date in 2016) Staying the Course As of September 30, 2010, the Company had $46.6 million in accrued and unpaid dividends which must be paid before making any distributions to the Company’s common shareholders. This obligation is expected to grow to $68.7 million, $88.1 million and $109.2 million in 2011, 2012 and 2013. The Company believes that this growing obligation to its preferred shareholders will impede the growth of and strategic options available to the Company which, if not impeded, could increase cash flow available to all shareholders in the future Ether has approximately $300 million in loss carryforwards which may be used to shelter future income. Any “ownership change” under the definition of Section 382 of the IRS I.R.S. tax codetax code would substantially limit limit thethe usage of ofthese Net Operating Loss carryforwards these carryforwards Carryforwards Most sale transactions would trigger an ownership change and result in common shareholders receiving little to no value due to the current debt, accrued and unpaid dividends and preferred stock ranking senior to the common shareholders In order to achieve meaningful growth, Ether may need access to capital in the future, which may be restricted until Ether resolves its capital structure such that there is positive common equity Access to Capital Additionally, a sale of common equity or convertible securities over the next two years would likely result in an “ownership change” under Section 382 of the I.R.S. tax code, meaningfully limiting Ether’s use of its loss carryforwards The terms of any potential exchange are limited by: the impact that an “ownership change” under Section 382 of the I.R.S. tax code would have on the value of the company’s Common Stock; the preference that preferred shareholders Negotiation receive some cash in order to mitigate execution risk of the recapitalization, balanced with Management’s view of Parameters Ether’s liquidity needs (Ether had $8 million of holding company cash as of 9/30/10); and the need to offer both series of preferred stock terms acceptable to the other due to the approvals required 14 PRIVATE AND CONFIDENTIAL

Executive Summary Accumulation of Preferred Stock Dividends – Status Quo Series C and Series D Dividend Accruals $ in 000s Year Annual Preferred Dividend Accrual Total Accrued Dividends Ending Series C Series D Total Series C Series D Total 2010 $6,653 $9,817 $16,470 $21,621 $29,250 $50,871 2011 6,653 11,189 17,842 28,274 40,439 68,714 2012 6,653 12,721 19,374 34,927 53,160 88,087 2013 6,653 14,462 21,115 41,580 67,622 109,202 2014 6,653 16,442 23,094 48,232 84,064 132,296 2015 6,653 18,692 25,345 54,885 102,756 157,641 2016 6,653 11,187 17,839 61,538 113,943 175,480 By the D1 mandatory conversion date on July 16, 2016, Series C and D will have combined accrued dividends of over $175 million. On the mandatory conversion date, the par amount of $52.5 million shall convert into 1.875 million shares ($28.00 per share), and the accrued dividend balance of $113.9 million becomes due in cash; paying such dividend shall also require the payment of the $61.5 million of pari passu Series C accrued dividends. At this point, management expects to have $74.75 million of the Series C shares outstanding, as well as the trust preferred securities. 15 PRIVATE AND CONFIDENTIAL

Executive Summary Summary of Ether’s Historical and Current Business Ether was formed in 1996 and completed its IPO in October 1997. Prior to significant changes in its business during 2007 and the first quarter of 2008, Ether originated, purchased, securitized, sold, invested in and serviced residential subprime mortgage loans and mortgage backed securities, serviced all the loans in which it had a retained interest, and kept significant interests in its originated and purchased loans by retaining subordinated interests in its securitizations During 2007 and early 2008, during the subprime financial crisis, Ether discontinued its mortgage lending operations and sold its mortgage servicing rights, which subsequently resulted in the closure of its servicing operations In July 2007, after a strategic alternatives process, Ether announced that MassMutual Capital Partners LLC and funds managed by Jefferies Capital Partners had purchased $48.8 million in convertible preferred stock (the Series D Preferred Stock), giving them a fully diluted ownership of 16.8%. Additionally, the buyers committed, subject to certain conditions, to purchase up to $101.2 million of any unsubscribed shares in an upcoming rights offering for a similar series of preferred stock, which would raise $150 million. In September 2007, Ether cancelled the rights offering because there were certain conditions that management believed the company would not be able to satisfy in connection with a requirement to file a registration statement relating to the rights offering within the required amount of time Historically, Ether had elected to be taxed as a REIT, but in 2007, pressured by liquidity constraints, Ether announced it would no longer pay a dividend on its common stock or preferred stock and would become a C-corp, retroactive to January 1, 2006. The C-corp election would also allow Ether to potentially realize tax savings resulting from its net operating losses while allowing the Company to retain capital by eliminating the REIT dividend payout requirement During 2008, Ether purchased a 75% interest in StreetLinks National Appraisal Services LLC (at the time of acquisition named PipeFire, LLC), a residential appraisal management company, and subsequently contributed additional capital, bringing its total ownership to 88%. In 2009, Ether acquired a 70% interest in Advent Financial Services, LLC, a start up operation which provides access to tailored banking accounts, small dollar banking products and related services to meet the needs of low and moderate income level individuals. In November 2010, StreetLinks acquired 51% of Corvisa LLC, an appraisal management company. Management is continuing to evaluate opportunities to invest excess cash as it is available while it manages its portfolio of mortgage securities and its investment in the StreetLinks and Advent businesses In 2010, in consideration of the Company’s common shareholders’ deficit and the Company’s growing obligation to its preferred stockholders, management and the Board began to consider a preferred exchange offer 16 PRIVATE AND CONFIDENTIAL

Executive Summary Ether Historical and Projected Financial Results Management has provided to its Board and to Stifel multiple potential operating cases driven by the potential performance of StreetLinks including the two cases presented on the following page, as well as cases reflecting more accelerated volume and income growth. Stifel’s discussions with management over the assumptions and execution risk conclude that the Middle Case and Stressed Case represent the most likely target cases, given the uncertain future, limited operating history and large income growth of these various cases. Furthermore, in considering these cases as it relates to the potential near-term range of values for StreetLinks, Stifel believes the higher growth cases will be viewed as less likely by parties valuing this business. 17 PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

Executive Summary

Ether Historical and Projected Financial Results (continued)

Book Value Per Share


$0.00
($20.00)
($40.00)
($60.00)
($80.00)
($100.00)
($120.00)
($140.00)
($35.89)
($107.18)
($128.50)
($24.54)
($24.82)
($24.87)
($25.89)
($26.66)
($26.50)
($28.61)
2007
2008
2009
9/30 YTD
2010E
2011E
2012E
Middle Case
Stressed Case

Calculated as total equity after non-controlling interests less the original liquidation preference of preferred stock divided by shares outstanding. The increase from 2009 to 9/30 YTD book value is primarily related to a $993 million gain from disposition of mortgage loans associated with the de-consolidation of securitizations.

Earnings Per Share


$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
($20.00)
($40.00)
($60.00)
($80.00)
($100.00)
$86.39
$86.35
($2.35)
($0.94)
($0.52)
($51.04)
($74.81)
($20.97)
($2.35)
($1.66)
($1.85)
2007
2008
2009
2010E
2010E Adjusted
2011E
2012E
Middle Case
Stressed Case

2010E adjusted EPS excludes a $993 million gain from disposition of mortgage loans associated with the de-consolidation of securitizations that occurred in Q1'10.

StreetLinks Contribution to Earnings Per Share


$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
($0.50)
($0.23)
$0.53
$0.53
$1.63
$1.14
$2.31
$1.14
2009
2010E
2011E
2012E
Middle Case
Stressed Case

Includes only Ether's share of StreetLinks' income. StreetLinks was purchased in 2008.

Preferred Dividend Impact Per Common Share


Dividend Requirement
Accrued Dividends
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$0.93
$1.63
$1.63
$1.76
$1.90
$2.07
2007
2008
2009
2010E
2011E
2012E
Dividend Requirement
Accrued Dividends

The first Series D dividend payment was due on 1/16/08. 2007 accrued dividend is based on the normal rate of 9%. Accrued dividends were "recast" in 2008 based on the 13% penalty rate and the difference between the penalty and normal rate from 7/16/07 and 12/31/07 was recognized in 2008.

Source: Ether management.

18

PRIVATE AND CONFIDENTIAL

Executive Summary Ether’s Historical Market Performance – Common Shares Ether’s Common Stock Price / Volume History Since IPO 2009-Present $300.00 12,000,000 $2.00 250,000 2004 Q4 results: net $1.80 income available to common shareholders is $1.60 200,000 $0.85, over 40% lower $250.00 10,000,000 than the prior year $1.40 $1.20 150,000 $1.00 $200.00 8,000,000 $0.80 100,000 $0.60 $150.00 Announces 6,000,000 $0.40 50,000 Q4’06 loss per share of $0.39 $0.20 $- 0 $100.00 4,000,000 09 9 0 - - 09 - 0 - 09 - 10 - 10 10 - - 1 Completes Series D-1 Announces [n] [l] [t] [r] t J a pr Ju Oc Jan Jul Oc A Ap convertible preferred 75% stock offering workforce Source: SNL Financial from 1/1/09 to 12/3/10. IPO launches on followed by a 1-for-4 reduction October 30, 1997 common stock split $50.00 2,000,000 Sells mortgage Announces servicing rights acquisition of Streetlinks $- 0 - 97 - 98 - 99 - 00 - 01 02 - 03 - — 04 - 05 06 - — 07 - 08 09 - 10 -t t t [t] [t] [t] [t] Oct Oc Oct Oc Oc Oct Oc Oct Oc Oct Oc Oct Oct Oc Volume Price Source: SNL Financial as of 12/03/10. Note: Stock price is adjusted in present terms to reflect the 1-for-4 common stock reverse split on July 17, 2007. 19 PRIVATE AND CONFIDENTIAL

Executive Summary Ether’s Historical Market Performance – Series C Cumulative Preferred Shares Ether’s Series C Preferred Stock Price / Volume History Since Issued 2009-Present $3.50 70,000 $30.00 1,000,000 $3.00 60,000 900,000 Announces Q4’06 loss per $2.50 50,000 $25.00 share of $0.39 800,000 $2.00 40,000 Completes Series D-1 2004 Q4 results: net convertible preferred 700,000 income available to $20.00 stock offering common shareholders is $1.50 30,000 followed by a 1-for-4 $0.85, over 40% lower common stock split 600,000 than the prior year $1.00 20,000 $15.00 500,000 Series C cumulative Sells mortgage $0.50 10,000 perpetual preferred servicing rights stock are sold to the 400,000 public at $25 per share Announces $- 0 9 9 0 0 on January 15, 2004 75% - 0 - 0 - 09 - 09 - 1 10 - - 1 - 10 [n] [r] c t [n] c t $10.00 J a Jul J a Jul workforce Ap O Apr O 300,000 reduction Source: SNL Financial from 1/1/09 to 12/03/10. Announces 200,000 acquisition of $5.00 Streetlinks 100,000 $- 0 04 4 05 5 06 6 07 7 08 8 09 9 10 0 - - 0 — - 0 — - 0 — - 0 — - 0 — - 0 — - 1 Jan J ul Jan J ul Jan J ul Jan J ul Jan J ul Jan J ul Jan J ul Volume Price Source: SNL Financial as of 12/03/10. 20 PRIVATE AND CONFIDENTIAL

Executive Summary

STIFEL NICOLAUS WEISEL

Overview of Ether's Capital Structure vs. the Terms of the Recapitalization

	Series C Cumulative Preferred	Series D Cumulative Preferred	
		Jefferies	MassMutual
Consideration - Cash-and-Stock Option			
Cash Offered Per Preferred Share	$2.00	$0.66	$0.66
Aggregate Cash Offered	$1,623,000	$688,500	$688,500
% of 12/31/10 Projected Liquidation Preference[1]	6.2%	1.7%	1.7%
Common Shares Offered Per Preferred Share	3.00	17.70	17.70
Aggregate Common Shares Offered	2,434,500	18,580,800	18,580,800
Market Value of Stock Offered Per Preferred Share[2]	$2.25	$13.27	$13.27
Market Premium[2]	25.7%	N/A	N/A
% of 12/31/10 Projected Liquidation Preference[1][2]	7.0%	34.1%	34.1%
Preferred Shares Exchanged under Cash and Stock Option	811,500	1,050,000	1,050,000
% Preferred Shares Exchanged under Cash and Stock Option	27.1%	100.0%	100.0%
Consideration - Stock-Only Option			
Common Shares Offered Per Preferred Share	19.00	N/A	N/A
Aggregate Common Shares Offered	41,389,100	N/A	N/A
Market Value of Stock Offered Per Preferred Share[2]	$14.25	N/A	N/A
Market Premium[2]	696.0%	N/A	N/A
% of 12/31/10 Projected Liquidation Preference[1][2]	44.2%	N/A	N/A
Preferred Shares Exchanged under All Stock Option	2,178,500	0.000	0.000
% Preferred Shares Exchanged for Under All Stock Option	72.9%	0.0%	0.0%
Aggregate Consideration Offered			
Aggregate Consideration / 12/31/10 Projected Liquidation Preference[1][2]	35.8%	35.8%	35.8%
% Total Consideration Value Estimated to be Stock[2]	95.3%	95.3%	95.3%

	Series C Cumulative Preferred	Series D Cumulative Preferred		Legacy Common
		Jefferies	MassMutual	
Pro Forma Ownership of Common Stock	48.5%	20.6%	20.6%	10.4%

(1) Includes accrued dividends.

(2) Based on Ether's common stock price of $0.75 and Ether's Series C Preferred Stock price of $1.79 on 12/03/10.

PRIVATE AND CONFIDENTIAL

21

STIFEL NICOLAUS WEISEL

Executive Summary

Financial Impact Analysis – Earnings Impact

Pro Forma Earnings Impact of the Recapitalization

	Middle Case		Stressed Case	
$ and shares in 000s, except per share amounts	2011E	2012E	2011E	2012E
Adjusted net income to common shareholders	**$9,074**	**$14,507**	**$2,254**	**$2,054**
Preferred dividend requirement	(17,842)	(19,374)	(17,842)	(19,374)
Allocation of undistributed income to convertible preferred[(2)]	0	0	0	0
Numerator for "status quo" diluted EPS	**($8,768)**	**($4,867)**	**($15,588)**	**($17,320)**
Adjustment for modification to trust preferred securities[(1)]	1,533	1,772	1,533	1,772
Add back: preferred dividend adjustments	17,842	19,374	17,842	19,374
Cost of incremental capital[(3)]	(135)	(140)	(135)	(140)
Pro forma net income to common shareholders	**$10,471**	**$16,138**	**$3,651**	**$3,685**
Diluted shares outstanding	9,368	9,368	9,368	9,368
Shares issued in the Exchange	80,985	80,985	80,985	80,985
Pro forma diluted shares outstanding	**90,353**	**90,353**	**90,353**	**90,353**
"Status quo" diluted EPS	**($0.94)**	**($0.52)**	**($1.66)**	**($1.85)**
Diluted EPS pro forma for the Exchange	**$0.12**	**$0.18**	**$0.04**	**$0.04**

It is assumed that the Company will not have an incremental changes to its tax provision from incremental income or loss due its net operating loss carryforwards.

(1) Includes the proposed revision to the terms of $50 million of the Company's trust preferred securities to increase the principal by 10% and change the effective rate from LIBOR + 3.50% to 1% for five years. Earnings impact of this line item which may not be completed in connection with the recapitalization is approximately $0.02 per share in 2011 and 2012.

(2) GAAP requires the Company to allocate a portion of its net income after preferred dividends to the convertible preferred stock based on as-if-converted ownership.

(3) Assumes a 4% annual incremental cost of capital on the cash issued in the preferred exchanges and the trust preferred amendment.

22

PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

Executive Summary

Financial Impact Analysis – September 30, 2010 Balance Sheet Impact

Pro Forma Balance Sheet Impact of the Recapitalization

$ and shares in 000s, except per share amounts	**Low**	**High**
GAAP common equity	($229,895)	($229,895)
Add: liquidation preference of preferred stock	127,250	127,250
Add: accrued and unpaid dividends	46,636	46,636
Less: cash issued to preferred and trust preferred holders	(3,375)	(3,375)
Pro forma GAAP common equity	**($59,384)**	**($59,384)**
StreetLinks valuation premium[1]	41,112	129,092
Present value of deferred tax asset[2]	4,288	36,160
Adjusted "status quo" common equity	**($184,494)**	**($64,642)**
Adjusted pro forma common equity	**($13,983)**	**$105,869**
Common shares outstanding	9,368	9,368
Shares issued in the Exchange	80,985	80,985
Pro forma common shares outstanding	90,353	90,353
GAAP Book Value Per Share:		
"Status Quo"	**($24.54)**	**($24.54)**
Pro forma	**($0.66)**	**($0.66)**
Adjusted Book Value Per Share:		
"Status Quo"	**($19.69)**	**($6.90)**
Pro forma	**($0.15)**	**$1.17**
Gross Deferred Tax Asset Per Share[3]:		
"Status Quo"	**$11.21**	**$11.21**
Pro forma	**$1.16**	**$1.16**

1) Represents a valuation range of $50 to $150 million for the whole company.
2) Assumes management's middle and stressed case projections for Q4'10, 2011 and 2012, an 8% annual earnings growth rate thereafter, a 35% tax rate, a 15.00% to 25.00% discount rate on tax savings, 4.00% annual earnings on cash savings, and the assumptions below.
3) Assumes a $105 million gross deferred tax asset which represents $300 million net operating loss carryforwards and a tax rate of 35%.

23

PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

Executive Summary

Liquidation Analysis

		9/30/10	NO RECAPITALIZATION		RECAPITALIZATION		
			Est. Liquidation Value		Est. Liquidation Value		
		Book Value	Low	High	Low	High	Notes
1	Unrestr. cash & cash equivalents	$ 16,784	$ 16,784	$ 16,784	$ 16,784	$ 16,784	
2	Mortgage securities	7,214	5,000	8,000	5,000	8,000	Based on management's input as to a potential range of mortgage securities
3	Notes receivable, net	4,317	1,317	3,317	1,317	3,317	Write down non-performing note by 25%-50%
4	Other current assets	5,885	5,885	5,885	5,885	5,885	
5	Fixed assets, net of depreciation	1,439	-	-	-	-	Assume recover no value
6	Goodwill	3,170	-	-	-	-	StreetLinks goodwill written off with sale
7	Other assets	2,329	2,329	2,329	2,329	2,329	
8	StreetLinks BV premium	-	41,112	129,092	41,112	129,092	87.98% ownership of a $50 - $150mm valuation less book value
9	Advent BV premium		3,017	3,017	3,017	3,017	70% ownership of a $0 valuation less Advent's negative book value
10	Accounts payable	(5,360)	(5,360)	(5,360)	(5,360)	(5,360)	
11	Accrued expenses	(8,172)	(8,172)	(8,172)	(8,172)	(8,172)	
12	Other current liabilities	(3,305)	(3,305)	(3,305)	(3,305)	(3,305)	
13	Other liabilities	(2,283)	(2,283)	(2,283)	(2,283)	(2,283)	
14	TruPS	(78,027)	(78,125)	(78,125)	(78,125)	(78,125)	Write off the difference between amortized cost and par
15	Net assets before equity interests	(56,009)	(21,801)	71,179	(21,801)	71,179	
16	Preferred dividends payable	(46,636)	(46,636)	(46,636)	-	-	
17	Series C preferred stock	(74,750)	(74,750)	(74,750)	-	-	
18	Series D1 preferred stock	(52,500)	(52,500)	(52,500)	-	-	
19	Equity to common	$ (229,895)	$ (195,687)	$ (102,707)	$ (21,801)	$ 71,179	
20	Shares outstanding	9,368	9,368	9,368	90,353	90,353	
21	Value per common share	$ (24.54)	$ (20.89)	$ (10.96)	$ (0.24)	$ 0.79	

Note: Liquidation values do not reflect the tax loss carry-forward. As a going concern, the Company does anticipate its tax loss carry-forward will have a positive benefit. Assumes successful completion of recapitalization in the terms outlined herein.

24

PRIVATE AND CONFIDENTIAL

Executive Summary

STIFEL NICOLAUS WEISEL

Omitted Analyses

- Stifel Nicolaus Weisel considered including several analyses traditionally employed in fairness opinions, including:
  - Precedent transactions analysis for Ether
  - Comparable company trading analysis for Ether
  - Discounted cash flow analysis for Ether
  - Present value of a share analysis
  - Premiums paid analysis
- We have determined that these analyses would not be appropriate because of several complicating factors, including:
  - Market reaction to, and acceptable levels of dilution to common shareholders from, exchanges of debt or capital securities for other companies would necessarily be based on the companies' underlying financial condition before and after the exchange, which would be specific to each company and the terms of each exchange. Instead, we have examined Ether's current financial condition and the projected pro forma impact of the Recapitalization on Ether's financial condition
  - Ether's multiple and unique businesses (Advent, StreetLinks, and management of its legacy portfolio), coupled with its liquidity, capital structure and profitability characteristics, prevent a meaningful comparison to other public companies
  - Although Ether projects positive net income in 2011 and 2012, cash will not be available to common shareholders unless and until Ether is able to pay approximately $47 million in accrued and unpaid preferred dividends and meets an annual dividend service requirement on the preferred stock which is currently approximately $17 million annually, a portion of which continues to compound at a rate of 13%
  - Book value to common shareholders is currently negative (-$24.54 as of September 30, 2010)
  - Ether's common stock price is $0.75, its market cap is $7 million and its average daily volume is 8,378[1]. Based on Ether's illiquidity and volatile stock price absent any material publicly announced changes to its financial condition or business outlook (Ether's 100 day trailing stock price volatility as of December 3, 2010 was 148%[2]), we believe Ether's stock price is not a reliable indication of its value

(1) Based on last twelve months average daily volume and Ether's closing stock price on 12/03/10. Source: SNL Financial.
(2) Source: Bloomberg.

25

PRIVATE AND CONFIDENTIAL

C O N F I D E N T I A L A. Historical and Projected Financial Statements 26

Executive Summary

STIFEL NICOLAUS WEISEL

Ether's Historical GAAP Financials

Balance Sheet

Dollars and shares in 000s, except per share amounts	2007	2008	2009	2010 Q3 (1)
Unrestricted cash and cash equivalents	$ 25,364	$ 24,790	$ 7,104	$ 16,784
Mortgage securities (includes CDO securities)	NA	NA	7,990	7,214
Notes receivable net	NA	NA	4,920	4,317
Total securitization trust assets	3,159,903	1,946,529	1,427,678	NA
Goodwill	-	-	-	3,170
Other assets	37,244	5,704	11,799	9,653
Assets of discontinued operations	8,255	1,441	NA	NA
Total assets	$ 3,230,766	$ 1,978,464	$ 1,459,491	$ 41,138
Dividends payable	$ 3,816	$ 19,088	$ 34,402	$ 46,636
Accounts payable and other liabilities	53,392	33,928	12,640	19,120
Liabilities of discontinued operations	59,416	2,536	NA	NA
Total securitization trust liabilities	3,242,069	2,722,362	2,411,186	NA
Junior subordinated debentures	83,561	77,323	77,815	78,027
Total liabilities	3,442,254	2,855,237	2,536,043	143,783
Redeemable preferred stock ($74,750 liquidating preference)	30	30	30	30
Convertible preferred stock ($52,500 liquidating preference)	21	21	21	21
Common stock	(211,539)	(876,824)	(1,076,274)	(101,475)
Total shareholders' equity (deficit)	(211,488)	(876,773)	(1,076,223)	(101,424)
Noncontrolling interests	-	-	(329)	(1,221)
Total shareholders' equity (deficit)	(211,488)	(876,773)	(1,076,552)	(102,645)
Total liabilities and shareholders' deficit	$ 3,230,766	$ 1,978,464	$ 1,459,491	$ 41,138
EOP common shares outstanding	9,439	9,368	9,368	9,368
GAAP book value per share	$ (35.89)	$ (107.18)	$ (128.50)	$ (24.54)

Note: Ether deconsolidated many of their securitizations in 2010. Assumes successful completion of recapitalization in the terms outlined herein
Source: SNL Financial and SEC filings.

27

PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

Executive Summary

Ether's Historical GAAP Financials

Income Statement

Dollars and shares in 000s, except per share amounts	2007	2008	2009	2010 Q3 YTD (1)
Interest income	$ 366,246	$ 235,009	$ 153,844	$ 18,150
Interest expense	228,369	114,980	24,547	2,239
Net interest income before provision for credit losses	137,877	120,029	129,297	15,911
Provision for credit losses	(265,288)	(707,364)	(260,860)	(17,433)
Net interest expense after provision for credit losses	(127,411)	(587,335)	(131,563)	(1,522)
Non-recurring (losses) gains	-	6,418	-	993,131
(Losses) gains on sales of mortgage assets	(136)	NA	NA	NA
(Losses) gains on derivative instruments	(10,997)	(18,094)	(4,665)	NA
Fair value adjustments	(85,803)	(25,743)	(6,743)	NA
Impairments on mortgage securities - available-for-sale	(98,692)	(23,100)	(1,198)	NA
Servicing fee income (expense), net	-	(13,596)	(10,639)	49,506
Appraisal fee (expense) income, net	-	831	9,639	NA
Premiums for mortgage loan insurance	(16,462)	(15,847)	(6,178)	(308)
Costs of services	NA	NA	NA	(44,371)
Selling, general and administrative	(59,420)	(24,421)	(31,577)	(14,083)
Other (expense) income, net	(2,064)	(19)	876	1,672
Total non-interest (expense) income	(273,574)	(113,571)	(50,485)	985,547
Income (loss) before income tax expense	(400,985)	(700,906)	(182,048)	984,025
Income tax expense	66,512	(17,594)	1,108	(1,293)
Loss from continuing operations	(467,497)	(683,312)	(183,156)	985,318
Income from discontinued operations, net of income tax	(256,780)	22,830	-	-
Net income (loss)	(724,277)	(660,482)	(183,156)	985,318
Dividends on preferred shares	(8,805)	-	-	-
Less - Net loss attributable to noncontrolling interests	-	-	(2,054)	(804)
Net income (loss) attributable to NFI	$ (733,082)	$ (660,482)	$ (181,102)	$ 986,122
Diluted earnings (loss) per share				
From continuing operations	$ (51.04)	$ (73.17)	$ (19.33)	$ 86.86
From discontinued operations	(27.51)	2.44	0.00	0.00
Total	$ (78.55)	$ (70.73)	$ (19.33)	$ 86.86
Weighted average diluted shares outstanding	9,332	9,338	9,368	9,337
Dividends declared per common share (actual)	$ -	$ -	$ -	$ -

Note: Ether deconsolidated many of their securitizations in 2010.
Source: SNL Financial and SEC filings.

PRIVATE AND CONFIDENTIAL

28

Executive Summary Management’s Middle Case Final Projections Balance Sheet Projected Projected Projected Projected Projected Projected Projected Projected Projected Q4 2010 Q1 2011 Q2 2011 Q3 2011 Q4 2011 Q1 2012 Q2 2012 Q3 2012 Q4 2012 Assets Cash and cash equivalents $18,133 $22,690 $28,102 $30,567 $33,245 $39,483 $45,736 $48,504 $ 52,219 Restricted Cash 1,197 1,197 1,197 518 518 518 518 518 518 Mortgage (Residual) securities - available-for sale 5,386 5,386 4,847 4,847 4,363 4,363 3,926 3,926 3,534 Trading Securities — - — - - — - — -CDO Securities 500 — - — - — - — -Notes Receiveable 5,617 5,617 2,900 2,900 2,900 2,900 400 400 400 Mortgage loans — held for sale 260 — - — - — - — -Deferred income tax asset, net 0 0 0 0 0 0 0 0 0 Fixed Assets, net of depreciation 1,364 1,289 1,264 1,264 1,264 1,771 1,771 1,771 1,771 Other assets 3,085 3,178 2,078 1,953 1,301 1,883 2,285 2,497 2,619 Appraisal Receivable 2,380 2,635 2,763 2,975 3,188 3,400 3,613 3,825 4,038 Other assets, noncurrent 3,207 3,207 3,207 3,207 3,207 3,207 3,207 3,207 3,207 Total assets $41,129 $45,199 $46,358 $48,232 $49,985 $57,526 $61,456 $64,649 $68,306 Liabilities and Stockholders’ Equity: Liabilities: Trust preferred securities $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 Asset-backed bonds — CDO Securities 250 — - — - — - — -Dividends payable 50,882 55,206 59,614 64,111 68,698 73,378 78,155 83,031 88,010 Other noncurrent liabilities 140 155 163 175 188 200 213 225 238 Noncurrent income tax payable 672 672 672 672 672 672 672 672 672 Other current liabilities 2,336 2,606 2,741 2,966 3,191 3,416 3,641 3,866 4,091 Accounts payable 6,300 7,078 7,408 7,958 8,508 9,808 10,358 10,908 11,458 Accrued expenses 7,675 7,682 7,031 6,446 5,860 6,325 6,790 6,504 6,719 Total liabilities 146,379 151,523 155,753 160,452 165,241 171,923 177,952 183,330 189,311 Stockholders’ equity: Preferred stock 51 51 51 51 51 51 51 51 51 Common stock 94 94 94 94 94 94 94 94 94 Additional paid-in capital 787,281 787,281 787,281 787,281 787,281 787,281 787,281 787,281 787,281 Cancellation of Dividends Payable — - — - — - — - -Restructure in Trust Preferred — - — - — - — - -Accumulated earnings (deficit) (896,651) (897,541) (900,069) (902,849) (905,393) (904,490) (906,141) (908,281) (910,198) Comprehensive income (loss) 5,110 4,970 4,473 4,473 4,026 4,026 3,623 3,623 3,261 Forgivable notes receivable from founders — - — - — - — - - Total stockholders’ equity (104,116) (105,145) (108,171) (110,950) (113,941) (113,038) (115,092) (117,232) (119,512) Noncontrolling interests (1,134) (1,179) (1,224) (1,269) (1,314) (1,359) (1,404) (1,449) (1,494) Total stockholders’ equity (105,250) (106,324) (109,395) (112,219) (115,255) (114,397) (116,496) (118,681) (121,006) Total liabilities and stockholders’ equity $41,129 $45,199 $46,358 $48,232 $49,985 $57,526 $ 61,456 $64,649 $68,306 Total NFI shareholders’ deficit (105,250) (106,324) (109,395) (112,219) (115,255) (114,397) (116,496) (118,681) (121,006) Class C redeemable preferred stock (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) Class D convertible preferred stock (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) Class E redeemable preferred stock — - — - — - — - -StreetLinks Market Value 45,748 55,316 58,150 64,474 70,670 76,557 83,469 89,664 96,268 Marked to Market Book Value ($186,751) ($178,258) ($178,494) ($174,995) ($171,836) ($165,091) ($160,277) ($156,267) ($151,987) 29 PRIVATE AND CONFIDENTIAL

Executive Summary Management’s Middle Case Final Projections Income Statement Projected Projected Projected Projected Projected Projected Projected Projected Projected Projected Projected Projected Q4 2010 2010 Q1 2011 Q2 2011 Q3 2011 Q4 2011 2011 Q1 2012 Q2 2012 Q3 2012 Q4 2012 2012 Income and Revenues Service fee income 29,316 79,553 33,300 36,075 38,850 41,625 149,850 44,400 47,175 49,950 52,725 194,250 Interest income- mortgage loans — 10,849 — - — - — - — - — -Interest income-securities 2,016 9,317 1,086 1,056 992 931 4,065 867 797 733 677 3,074 Total 31,332 99,719 34,386 37,131 39,842 42,556 153,915 45,267 47,972 50,683 53,402 197,324 Costs and Expenses Cost of services 24,932 69,302 28,142 30,373 32,615 34,866 125,996 37,083 39,341 41,592 43,817 161,833 Interest expense- asset backed bonds — 1,416 — - — - — - — - — -Provision for credit losses - 17,433 — - — - — - — - — -Servicing Fees — 731 — - — - — - — - — -Premiums for mortgage insurance - 308 — - — - — - — - — -Selling, general and administrative 4,442 18,524 3,798 3,888 3,968 4,032 15,686 4,172 4,261 4,345 4,406 17,185 Gain on disposition of mortgage loans — (993,131) — - — - — - - — - -Other expenses 115 (80) 58 42 31 23 155 17 13 10 8 48 Total 29,488 (885,496) 31,998 34,303 36,614 38,921 141,837 41,272 43,616 45,947 48,231 179,066 Other Income 115 1,591 2,511 519 24 27 3,081 3,364 706 46 50 4,166 Interest expense on trust preferred securities (240) (1,062) (1,026) (972) (986) (1,014) (3,998) (1,116) (1,226) (1,282) (1,336) (4,959) Income (loss) before income tax provision 1,718 985,744 3,873 2,375 2,266 2,648 11,162 6,243 3,837 3,500 3,885 17,465 Income tax expense (benefit) provision — (1,293) — - — - — - — - — -Net income (loss) 1,718 987,037 3,873 2,375 2,266 2,648 11,162 6,243 3,837 3,500 3,885 17,465 Less: Net loss attributable to noncontrolling interests 88 (717) 440 495 549 604 2,088 660 711 764 823 2,958 Net income (loss) available to common shareholders $1,630 $987,754 $3,433 $1,880 $1,717 $2,043 $9,074 $5,583 $3,126 $2,736 $3,061 $14,507 Income by Entity NovaStar — existing & corporate ($392) $986,061 ($2,285) ($2,241) ($2,303) ($2,381) ($9,211) ($2,578) ($2,748) ($2,858) ($2,963) ($11,147) StreetLinks — standalone $2,667 $4,953 $3,219 $3,621 $4,020 $4,425 $15,284 $4,828 $5,207 $5,594 $6,025 $21,653 Advent — standalone ($645) ($3,260) $2,500 $500 $0 $0 $3,000 $3,333 $667 $0 $0 $4,000 StreetLinks completed units 79,232 215,154 90,000 97,500 105,000 112,500 405,000 120,000 127,500 135,000 142,500 525,000 Note: Ether deconsolidated many of their securitizations in 2010. 30 PRIVATE AND CONFIDENTIAL

Executive Summary Management’s Stressed Case Final Projections Balance Sheet Projected Projected Projected Projected Projected Projected Projected Projected Projected Q4 2010 Q1 2011 Q2 2011 Q3 2011 Q4 2011 Q1 2012 Q2 2012 Q3 2012 Q4 2012 Assets Cash and cash equivalents $17,460 $19,363 $21,215 $22,139 $23,633 $25,718 $27,076 $27,802 $ 29,119 Restricted Cash 1,397 1,197 1,197 1,197 1,197 518 518 518 518 Mortgage (Residual) securities - available-for sale 5,386 5,386 4,847 4,847 4,363 4,363 3,926 3,926 3,534 Trading Securities — - - - — - — - -CDO Securities 500 — - — - — - — -Notes Receiveable 5,617 5,617 5,400 5,400 5,400 5,400 5,400 5,400 5,400 Mortgage loans — held for sale 260 — - — - — - — -Deferred income tax asset, net 0 0 0 0 0 0 0 0 0 Fixed Assets, net of depreciation 1,364 1,289 1,264 1,264 1,264 1,771 1,771 1,771 1,771 Other assets 2,275 1,318 (577) (1,640) (3,239) (3,876) (4,476) (5,259) (6,114) Appraisal Receivable 2,125 2,125 2,125 2,125 2,125 2,125 2,125 2,125 2,125 Other assets, noncurrent 3,207 3,207 3,207 3,207 3,207 3,207 3,207 3,207 3,207 Total assets $39,592 $39,503 $38,679 $38,539 $ 37,950 $39,225 $39,548 $39,491 $39,559 Liabilities and Stockholders’ Equity: Liabilities: Trust preferred securities $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 $78,125 Asset-backed bonds — CDO Securities 250 — - — - — - — -Dividends payable 50,882 55,206 59,614 64,111 68,698 73,378 78,155 83,031 88,010 Other noncurrent liabilities 125 125 125 125 125 125 125 125 125 Noncurrent income tax payable 672 672 672 672 672 672 672 672 672 Other current liabilities 2,066 2,066 2,066 2,066 2,066 2,066 2,066 2,066 2,066 Accounts payable 5,640 5,758 5,758 5,758 5,758 6,508 6,508 6,508 6,508 Accrued expenses 7,537 7,287 6,537 5,787 5,037 5,037 5,287 4,787 4,787 Total liabilities 145,296 149,238 152,897 156,643 160,480 165,910 170,937 175,313 180,292 Stockholders’ equity: Preferred stock 51 51 51 51 51 51 51 51 51 Common stock 94 94 94 94 94 94 94 94 94 Additional paid-in capital 787,281 787,281 787,281 787,281 787,281 787,281 787,281 787,281 787,281 Cancellation of Dividends Payable — - — - — - — - -Restructure in Trust Preferred — - — - — - — - -Accumulated earnings (deficit) (897,103) (900,950) (904,890) (908,731) (912,665) (916,775) (921,031) (925,420) (929,923) Comprehensive income (loss) 5,110 4,970 4,473 4,473 4,026 4,026 3,623 3,623 3,261 Forgivable notes receivable from founders — - — - — - — - - Total stockholders’ equity (104,568) (108,554) (112,992) (116,833) (121,213) (125,324) (129,983) (134,371) (139,237) Noncontrolling interests (1,136) (1,181) (1,226) (1,271) (1,316) (1,361) (1,406) (1,451) (1,496) Total stockholders’ equity (105,704) (109,735) (114,218) (118,104) (122,530) (126,685) (131,389) (135,823) (140,733) Total liabilities and stockholders’ equity $39,592 $39,503 $38,679 $38,539 $37,950 $39,225 $ 39,548 $39,491 $39,559 - — - — - — - — - MTM Book value per common share ($20.28) ($20.80) ($21.19) ($21.60) ($22.07) ($22.61) ($23.02) ($23.49) ($24.02) Total NFI shareholders’ deficit (105,704) (109,735) (114,218) (118,104) (122,530) (126,685) (131,389) (135,823) (140,733) Class C redeemable preferred stock (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) Class D convertible preferred stock (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) Class E redeemable preferred stock — - — - — - — - -StreetLinks Market Value 43,004 42,160 43,004 43,004 43,004 42,160 43,004 43,004 43,004 Marked to Market Book Value ($189,950) ($194,825) ($198,464) ($202,350) ($206,775) ($211,775) ($215,635) ($220,068) ($224,979) Common Shares Outstanding 9,368 9,368 9,368 9,368 9,368 9,368 9,36 8 9,368 9,368 31 PRIVATE AND CONFIDENTIAL

Executive Summary

STIFEL NICOLAUS WEISEL

Management's Stressed Case Final Projections

Income Statement

	Projected Q4 2010	Projected 2010	Projected Q1 2011	Projected Q2 2011	Projected Q3 2011	Projected Q4 2011	Projected 2011	Projected Q1 2012	Projected Q2 2012	Projected Q3 2012	Projected Q4 2012	Projected 2012
Income and Revenues												
Service fee income	27,651	77,888	27,750	27,750	27,750	27,750	111,000	27,750	27,750	27,750	27,750	111,000
Interest income- mortgage loans	-	10,849	-	-	-	-	-	-	-	-	-	-
Interest income-securities	1,581	8,883	394	339	499	470	1,702	437	384	346	314	1,481
Total	29,232	97,620	28,144	28,089	28,249	28,220	112,702	28,187	28,134	28,096	28,064	112,481
Costs and Expenses												
Cost of services	23,358	67,728	23,406	23,406	23,406	23,406	93,625	23,406	23,406	23,406	23,406	93,625
Interest expense- asset backed bonds	-	1,416	-	-	-	-	-	-	-	-	-	-
Provision for credit losses	-	17,433	-	-	-	-	-	-	-	-	-	-
Servicing Fees	-	731	-	-	-	-	-	-	-	-	-	-
Premiums for mortgage insurance	-	308	-	-	-	-	-	-	-	-	-	-
Selling, general and administrative	4,371	18,453	3,607	3,611	3,611	3,591	14,419	3,651	3,654	3,654	3,634	14,595
Gain on disposition of mortgage loans	-	(993,131)	-	-	-	-	-	-	-	-	-	-
Other expenses	115	(80)	58	42	31	23	155	17	13	10	8	48
Total	27,843	(887,141)	27,071	27,059	27,048	27,020	108,199	27,075	27,074	27,071	27,048	108,268
Other Income	114	1,591	9	13	15	16	53	18	21	22	23	84
Interest expense on trust preferred securities	(240)	(1,062)	(240)	(210)	(195)	(195)	(840)	(195)	(195)	(195)	(195)	(781)
Income (loss) before income tax provision	1,264	985,289	842	833	1,020	1,021	3,716	935	885	852	843	3,516
Income tax expense (benefit) provision	-	(1,293)	-	-	-	-	-	-	-	-	-	-
Net income (loss)	1,264	986,582	842	833	1,020	1,021	3,716	935	885	852	843	3,516
Less: Net loss attributable to noncontrolling interests	86	(719)	365	365	365	367	1,462	365	365	365	367	1,462
Net income (loss) available to common shareholders	$1,178	$987,301	$477	$468	$655	$654	$2,254	$570	$520	$488	$476	$2,054
Earnings per share:												
Basic	$0.13	$105.39	$0.05	$0.05	$0.07	$0.07	$0.24	$0.06	$0.06	$0.05	$0.05	$0.22
Diluted	$0.12	$98.73	$0.05	$0.05	$0.07	$0.07	$0.23	$0.06	$0.05	$0.05	$0.05	$0.21
Weighted average shares outstanding:												
Basic	9,368	9,368	9,368	9,368	9,368	9,368	9,368	9,368	9,368	9,368	9,368	9,368
Diluted	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Income by Entity												
NovaStar - existing & corporate	($827)	$985,626	($2,193)	($2,202)	($2,015)	($2,034)	($8,444)	($2,100)	($2,150)	($2,183)	($2,212)	($8,644)
StreetLinks - standalone	$2,650	$4,935	$2,670	$2,670	$2,670	$2,688	$10,698	$2,670	$2,670	$2,670	$2,688	$10,698
Advent - standalone	($645)	($3,260)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
StreetLinks completed units	74,732	210,654	75,000	75,000	75,000	75,000	300,000	75,000	75,000	75,000	75,000	300,000

Note: Either deconsolidated many of their securitizations in 2010.

PRIVATE AND CONFIDENTIAL

32

C O N F I D E N T I A L B. StreetLinks Valuation Data 33

STIFEL NICOLAUS WEISEL

StreetLinks Valuation Data

Overview

- In considering the potential value of the Company's StreetLinks investment, Stifel Nicolaus Weisel reviewed:
  - Publicly available financial data and trading multiples for selected publicly traded online marketplace reference companies,
  - The consideration paid and implied transaction multiples in selected mergers and acquisitions of online marketplace companies that Stifel Nicolaus Weisel deemed relevant, and
  - A discounted cash flow analysis based on the Company's financial projections for StreetLinks

- Additionally, Stifel Nicolaus Weisel noted the following value drivers that prevent a direct comparison between StreetLinks and the publicly traded reference companies:
  - Scale generally drives higher values. As the number of buyers and sellers using a company's platforms increases, its value to participants increases, driving growth. Our reference companies range from $358 million to $32.7 billion in enterprise value, and their scale exceeds that of StreetLinks
  - The execution risk of StreetLinks' business plan may be higher than that of the reference companies, making implied valuation on forward multiples less relevant
    - The median revenue, EBITDA and EPS growth rates for the reference companies were 18.5%, 20.7% and 35.4% for 2011 and 14.2%, 16.6% and 18.6% for 2012, respectively
    - StreetLinks became profitable in Q2'10. Management's middle case projections assume revenue, EBITDA and EPS growth of 88.9%, 208.3% and 208.4% for 2011 and 29.6%, 41.7% and 41.7% for 2012, respectively. Management's stressed case projections assume revenue, EBITDA and EPS growth of 42.9%, 116.6% and 116.6% for 2011 and 0%, 0% and 0% for 2012, respectively
    - Additionally, certain of the reference companies earn a component of their revenues from subscription fees in addition to transaction-based fees. This provides a steadier revenue stream than StreetLinks; while growth in banks and brokers utilizing StreetLinks' platform provides recurring revenue, StreetLinks' fees are solely transaction-based

PRIVATE AND CONFIDENTIAL

34

STIFEL NICOLAUS WEISEL

StreetLinks Valuation Data

Selected Publicly Traded Reference Companies

	Price	Market Value		Balance Sheet		Valuation Multiples								
	As of	Market	Ent	Pro Forma		Revenue			EBITDA			P/E		
	12/3/10	Cap	Value	Cash	Debt	CY10	CY11	CY12	CY10	CY11	CY12	CY10	CY11	CY12
CoStar	$64.22	$2,034	$2,260	$147	$373	1.5x	1.2x	1.0x	7.7x	6.0x	5.1x	28.4x	18.8x	15.5x
Dice Holdings	10.96	789	817	41	69	6.7x	4.9x	4.3x	16.9x	11.3x	9.8x	40.3x	21.9x	18.6x
eBay	29.61	40,163	32,699	7,464	0	3.6x	3.2x	2.9x	10.1x	9.2x	8.4x	17.6x	16.5x	15.0x
Liquidity Services	14.71	427	358	69	0	1.2x	1.1x	1.0x	9.3x	8.2x	6.9x	23.4x	19.6x	16.5x
LoopNet	10.83	454	367	88	0	4.7x	4.3x	3.8x	13.0x	11.5x	10.3x	27.9x	24.7x	22.2x
Monster	23.20	3,294	3,258	171	135	3.5x	2.8x	2.5x	29.0x	14.7x	10.8x	56.9x	30.8x	19.2x
				Mean		**3.6x**	**2.9x**	**2.6x**	**14.3x**	**10.2x**	**8.5x**	**32.4x**	**22.0x**	**17.8x**
				Median		**3.5x**	**3.0x**	**2.7x**	**11.6x**	**10.3x**	**9.1x**	**28.1x**	**20.8x**	**17.5x**
				Implied Equity Valuation ($M) - Management's Middle Case Projections										
				Projection		*$25.7*	*$48.6*	*$63.0*	*$5.6*	*$17.4*	*$24.6*	*$3.7*	*$11.3*	*$16.0*
				Mean		**$100.0**	**$150.4**	**$171.1**	**$89.5**	**$185.1**	**$218.9**	**$118.8**	**$248.9**	**$285.4**
				Median		**$100.0**	**$154.6**	**$177.0**	**$73.9**	**$187.0**	**$232.2**	**$103.1**	**$234.6**	**$280.2**
				Implied Equity Valuation ($M) - Management's Stress Case Projections										
				Projection		*$25.2*	*$36.0*	*$36.0*	*$5.6*	*$12.2*	*$12.2*	*$3.6*	*$7.9*	*$7.9*
				Mean		**$98.1**	**$113.6**	**$101.5**	**$89.2**	**$132.1**	**$112.5**	**$118.3**	**$174.2**	**$141.0**
				Median		**$98.0**	**$116.7**	**$104.8**	**$73.6**	**$133.5**	**$119.1**	**$102.7**	**$164.2**	**$138.4**

Source: Wall Street research, SEC filings and FactSet Research Systems.
Net income for the calculation of P/E implied valuation is tax effected at 35%.

35
PRIVATE AND CONFIDENTIAL

StreetLinks Valuation Data

STIFEL NICOLAUS WEISEL

Selected Merger and Acquisition Reference Transactions

Announce Date	Acquirer	Target	Consideration % Stock	Consideration % Cash	Equity Value	Net Debt	Enterprise Value [(1)]	Announced Ent. Value / Revenue LTM	Announced Ent. Value / Revenue NTM	Announced Ent. Value / EBITDA LTM	Announced Ent. Value / EBITDA NTM
08/12/10	Dice Holdings	Rigzone	0%	100%	39	0	39	4.8x	4.2x	7.1x	6.3x
06/29/10	Bankrate	CreditCards.com	0%	100%	145.0	0.0	145.0	N.A.	N.A.	N.A.	N.A.
06/29/10	Bankrate	NetQuote	0%	100%	205.0	0.0	205.0	N.A.	N.A.	N.A.	N.A.
06/08/10	Liquidity Services	Network International	0%	100%	7.5	0.0	7.5	N.A.	1.3x	N.A.	7.5x
07/22/09	Apax Partners	Bankrate	0%	100%	572.3	(55.1)	517.2	3.4	3.6x	10.0x	10.5x
04/15/09	eBay	Gmarket	0%	100%	1,231.7	(200.0)	1,031.7	4.1x	4.5x	18.7x	19.2x
02/19/09	Meetic	Match.com (Europe)	92%	8%	71.1	6.3	77.4	1.0	N.A.	N.A.	N.A.
10/06/08	eBay	Den Bla Avis	0%	100%	390.0	0.0	390.0	N.A.	7.1x	N.A.	N.A.
02/25/08	Hellman & Friedman	Getty Images	0%	100%	2,024.8	(19.5)	2,005.3	2.3	2.3x	6.5x	6.5x
04/13/07	Google	DoubleClick	0%	100%	3,100.0	0.0	3,100.0	13.5x	11.1x	41.3x	30.7x
02/16/07	Costar	Property Investment Exchange	5%	95%	22.0	0.0	22.0	4.4x	N.A.	N.A.	N.A.
01/10/07	eBay	StubHub	0%	100%	328.0	(21.0)	307.0	3.1x	N.A.	30.7x	N.A.
04/06/06	Getty Images	Stockbyte	0%	100%	135.0	0.0	135.0	N.A.	N.A.	N.A.	N.A.
02/09/06	Getty Images	iStock International	0%	100%	45.7	0.0	45.7	N.A.	N.A.	N.A.	N.A.
08/11/05	ValueClick	Fastclick	100%	0%	214.5	(81.2)	133.3	1.8x	1.2x	13.3x	8.3x
						Third Quartile		4.4x	5.2x	24.7x	14.9x
						Median		3.4x	3.9x	13.3x	8.3x
						First Quartile		2.3x	2.0x	8.5x	7.0x

Implied Equity Valuation ($M) - Management's Middle Case Projections

	Ent. Value / Revenue LTM	Ent. Value / Revenue NTM	Ent. Value / EBITDA LTM	Ent. Value / EBITDA NTM
Third Quartile	$121.8	$259.1	$147.8	$266.7
Median	$95.3	$196.9	$83.9	$152.0
First Quartile	$68.8	$106.3	$56.8	$130.5

Implied Equity Valuation ($M) - Management's Stressed Case Projections

	Ent. Value / Revenue LTM	Ent. Value / Revenue NTM	Ent. Value / EBITDA LTM	Ent. Value / EBITDA NTM
Third Quartile	$119.5	$194.2	$147.3	$189.3
Median	$93.5	$148.0	$83.6	$109.0
First Quartile	$67.5	$81.0	$56.6	$94.0

Source: press releases, SEC filings, industry web sites, 451 Group, CapitalIQ and Wall Street research.
Note: Deal values exclude potential earnouts.
(1) Enterprise value is defined as total market capitalization plus total debt plus preferred stock less cash and cash equivalents.

36

PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

StreetLinks Valuation Data

Discounted Cash Flow Analysis

- Stifel Nicolaus Weisel performed a discounted cash flow analysis of StreetLinks based upon two sets of projections provided by Management 2011 and 2012 in order to analyze the potential equity value of StreetLinks: a "Middle" case and a "Stressed" case
- Projections are estimated by Stifel Nicolaus Weisel for 2013, 2014 and 2015 based on a net income growth rate
- We have assumed a discount rate range of 20.0% to 30.0% and a terminal value in 2015 based on a current year price/earnings of 15x-25x, which is based on several factors, including the trading multiples of the identified reference companies and our knowledge of the range of equity cost of capital of similar businesses, as well as consideration of StreetLinks' size, illiquidity, and business-specific risks inherent in its projections

TOTAL EQUITY VALUATION - MIDDLE CASE ($M)(1)

Discount	Terminal Value (Current P/E)		
Rate	15.0x	20.0x	25.0x
20.0%	$177.0	$219.7	$262.5
25.0%	$147.8	$182.7	$217.6
30.0%	$124.7	$153.4	$182.0
35.0%	$106.1	$129.8	$153.6

TOTAL EQUITY VALUATION - STRESSED CASE ($M)(1)

Discount	Terminal Value (Current P/E)		
Rate	15.0x	20.0x	25.0x
20.0%	$89.4	$110.5	$131.6
25.0%	$74.9	$92.1	$109.4
30.0%	$63.4	$77.6	$91.7
35.0%	$54.1	$65.9	$77.6

TOTAL EQUITY VALUATION - MIDDLE CASE ($M)(2)

Discount	2013-2015 Net Income Growth Rate		
Rate	10%	20%	30%
20.0%	$219.7	$276.0	$342.2
25.0%	$182.7	$228.8	$282.8
30.0%	$153.4	$191.3	$235.9
35.0%	$129.8	$161.3	$198.3

TOTAL EQUITY VALUATION - STRESSED CASE ($M)(2)

Discount	2013-2015 Net Income Growth Rate		
Rate	10%	20%	30%
20.0%	$110.5	$138.3	$171.0
25.0%	$92.1	$114.9	$141.6
30.0%	$77.6	$96.3	$118.3
35.0%	$65.9	$81.4	$99.7

(1) Assumes 2013-2015 annual net income growth of 10%.
(2) Assumes a terminal multiple of 20x.

37
PRIVATE AND CONFIDENTIAL

StreetLinks Valuation Data StreetLinks Investments Since Ether’s Initial Purchase In connection with our review of the StreetLinks subsidiary we reviewed the valuations implied by the amount of Ether’s subsequent investments in StreetLinks and the ownership Ether received for each investment Since investing in StreetLinks in 2008, no other investors have contributed capital, except for new investments in which all members participated on a pro rata basis based on ownership The following table outlines these subsequent investments: Dollars in thousands Total Ether % Implied Ether Date Contribution Purchased Valuation Ownership 08/08/08 $750 — $4,000 (1) 70.00% $1,000 — $5,330 (2) 70.00% 02/25/09 1,125 N/A (3) N/A 70.00% 10/27/09 2,850 17.80% 16,011 87.80% 03/23/10 35 0.18% 19,586 87.98% (1) Includes earnout payments. Initial consideration was $750,000. Initial consideration and earnout payment which have all been paid was $4MM. (2) Ether granted StreetLinks’ CEO stock equal to 5% ownership in the Company in connection with the initial purchase. This amount is included in the implied valuation for the February 2008 investment. (3) The February 2009 investment was a pro rata purchase by all investors and therefore no implied valuation was discernible. 38 PRIVATE AND CONFIDENTIAL

StreetLinks Valuation Data StreetLinks “Middle” Case Projections Dollars in thousands 2010E 2011E 2012E Operating Income Miscellaneous income $3 $0 $0 Appraisal fee income 79,584 149,850 194,250 Bad debt expense (30) - -Appraisal fee expense (53,824) (101,250) (131,250) Gross Margin 25,732 48,600 63,000 Expenses Interest expense (5) (5) (5) Compensation and benefits (12,522) (22,094) (27,437) Office administration (1,399) (1,852) (2,352) Professional and outside services (2,560) (1,884) (1,884) Marketing (381) (465) (585) Other Appraisal Expense (1,120) (1,620) (1,860) Other (2,112) (3,308) (4,265) Total Expenses (20,099) (31,227) (38,388) Net Income/(Loss) $5,633 $17,373 $24,612 Tax-Effected Net Income/(Loss) $3,661 $11,292 $15,998 EBITDA $5,637 $17,377 $24,616 Orders received 232,589 405,000 525,000 Annualized Growth N/A 74% 30% Completed orders 215,154 405,000 525,000 Employees at quarter end 396 503 621 Temporary Staff at quarter end — - -Gross Margin per Completed Unit $119.60 $120.00 $120.00 Net Margin per Completed Unit $26.18 $42.90 $46.88 Pre-tax Profit Margin 21.89% 35.75% 39.07% Source: Management. 39 PRIVATE AND CONFIDENTIAL

StreetLinks Valuation Data StreetLinks “Stressed” Case Projections Dollars in thousands 2010E 2011E 2012E Operating Income Miscellaneous income $3 $0 $0 Appraisal fee income 77,919 111,000 111,000 Bad debt expense (30) - -Appraisal fee expense (52,699) (75,000) (75,000) Gross Margin 25,192 36,000 36,000 Expenses Interest expense (5) (5) (5) Compensation and benefits (12,066) (16,238) (16,238) Office administration (1,386) (1,472) (1,472) Professional and outside services (2,560) (1,884) (1,884) Marketing (377) (360) (360) Other Appraisal Expense (1,111) (1,410) (1,410) Other (2,076) (2,471) (2,471) Total Expenses (19,579) (23,840) (23,840) Net Income/(Loss) $5,613 $12,160 $12,160 Tax-Effected Net Income/(Loss) $3,648 $7,904 $7,904 EBITDA $5,617 $12,165 $12,165 Orders received 228,089 300,000 300,000 Annualized Growth N/A 32% 0% Completed orders 210,654 300,000 300,000 Employees at quarter end 324 324 324 Temporary Staff at quarter end — - -Gross Margin per Completed Unit $119.59 $120.00 $120.00 Net Margin per Completed Unit $26.64 $40.53 $40.53 Pre-tax Profit Margin 22.28% 33.78% 33.78% Source: Management. 40 PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

StreetLinks Valuation Data

StreetLinks Historical Income Statement

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	2009Y	Q1 2010	Q2 2010	Q3 2010
Operating Income								
Miscellaneous income	$0	$0	$0	$0	$0	$0	$0	$2
Appraisal fee income	1,685	10,388	9,945	9,088	31,106	9,627	17,832	22,809
Bad debt expense	-	(3)	(8)	(60)	(71)	20	(26)	(24)
Appraisal fee expense	(1,159)	(7,399)	(6,628)	(6,044)	(21,231)	(6,482)	(12,029)	(15,505)
Gross Margin	526	2,986	3,309	2,984	9,804	3,165	5,777	7,282
Expenses								
Interest expense	(1)	(1)	(1)	(1)	(5)	(1)	(1)	(1)
Compensation and benefits	(1,068)	(3,284)	(2,641)	(2,203)	(9,196)	(2,201)	(2,625)	(3,193)
Office administration	(168)	(201)	(288)	(344)	(1,001)	(314)	(339)	(365)
Professional and outside services	(237)	(499)	(379)	(306)	(1,420)	(372)	(969)	(747)
Marketing						(44)	(78)	(180)
Other Appraisal Expense	(86)	(63)	(51)	(60)	(259)	(161)	(244)	(352)
Other	(79)	(152)	(248)	(205)	(684)	(286)	(496)	(651)
Total Expenses	(1,639)	(4,201)	(3,607)	(3,118)	(12,565)	(3,380)	(4,753)	(5,489)
Net Income/(Loss)	**($1,114)**	**($1,214)**	**($299)**	**($134)**	**($2,761)**	**($215)**	**$1,024**	**$1,793**
Orders received	6,734	31,235	28,655	25,803	92,427	30,179	51,813	69,448
Completed orders	4,809	27,456	26,974	24,969	84,208	25,527	48,349	62,046
Gross Margin per Completed Unit	$109.31	$108.76	$122.66	$119.50	$116.43	$123.99	$119.49	$117.36
Net Margin per Completed Unit	($231.61)	($44.23)	($11.07)	($5.38)	($32.79)	($8.42)	$21.17	$28.89

Source: Management.
Dollars in thousands.

PRIVATE AND CONFIDENTIAL
41

StreetLinks Valuation Data StreetLinks Balance Sheet as of September 30, 2010 Cash $8,816 Restricted cash -Fixed assets 1,215 Accumulated depreciation, fixed assets (525) Appraisal fee receivable 1,803 Accounts receivable -Other assets 117 Investment in TraceCorp -Intercompany -Restricted cash, noncurrent 281 Total assets $11,706 Accounts payable — appraisal vendors $4,863 Notes payable — NovaStar Financial, Inc. 143 Deferred revenue 2,025 Notes payable 57 Accounts payable — vendors 315 Accrued compensation 883 Other payables 149 Total liabilities 8,435 Accumulated earnings (losses) 2,601 Membership interest 670 Total membership equity 3,271 Total liabilities and membership equity $11,706 Source: Management. Dollars in thousands. 42 PRIVATE AND CONFIDENTIAL

C O N F I D E N T I A L C. Historical Analysis of Trading Volume 43

Historical Analysis of Trading Volume Series C Preferred Stock and Common Stock Series C Preferred Stock – Last 12 Months Series C Preferred Stock – Last 3 Years VWAP: $1.71 VWAP: $2.04 Volume: 714,986 Volume: 4,235,212 Average Daily Volume: 2,823 Average Daily Volume: 5,608 300 1,500 (000s) 200 (000s) 1,000 Volume Volume 100 500 0 0 $1.25 — $1.50 — $1.75 — $2.00 — $2.25 — $2.50 — $0.00 — $1.00 — $2.00 — $3.00 — $4.00 — $1.50 $1.75 $2.00 $2.25 $2.50 $2.75 $1.00 $2.00 $3.00 $4.00 $5.00 Common Stock – Last 12 Months Common Stock – Last 3 Years VWAP: $0.86 VWAP: $2.51 Volume: 2,121,959 Volume: 91,678,732 Average Daily Volume: 8,387 Average Daily Volume: 120,989 600 30,000 25,000 (000s) 400 (000s) 20,000 Volume 15,000 Volume 200 10,000 5,000 0 0 $0.60 — $0.65 — $0.70 — $0.75 — $0.80 — $0.85 — $0.90 — $0.00 — $0.75 — $1.50 — $2.25 — $3.00 - $3.75 — $0.65 $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 $0.75 $1.50 $2.25 $3.00 $3.75 $4.50 Source: Factset Research Systems Inc. as of 12/03/10. 44 PRIVATE AND CONFIDENTIAL